THE HORNE GROUP

215 South Monroe Street, Suite 740 • Tallahassee, Florida 32301 • (850) 222-7849

June 25, 2006

Surge Solutions Group, Inc.
Mr. Ryan Seddon, CEO
5707 S. Dixie Highway, Suite B
West Palm Beach, Florida 33405

Dear Ryan:

On behalf of The Horne Group let me first express my pleasure in meeting with you and learning more about Surge Solutions Group, Inc.. We appreciate the opportunity to provide governmental consulting services to your company in Florida. The Horne Group is excited about representing you and wants to assure you that we will provide the highest level of professional service to achieve your goals. This letter will serve as our proposal.

Overview

The Horne Group is a full service lobbying, governmental consulting and business development firm with offices in Tallahassee and Jacksonville. Our firm provides clients with strategic and tactical advice in developing comprehensive plans to ensure that our client has access and information that will enable them to navigate the political and business landscape of Florida.

Based on our discussions, there are a number of ways in which our firm can be of assistance. With your cooperation and assistance, we will develop an action plan that creates a high level of visibility for Surge Solutions Group, Inc. in the Florida Legislature, the Executive Branch level of government including the appropriate state agencies and the Governor's office. We have extensive state government communication and policy experience and can provide access to key decision makers and credibility among key leaders and staff. We will introduce your patented petroleum contamination clean-up process throughout Florida government. Our ultimate goal will be to find opportunities where Surge Solutions Group, Inc. fits with the needs of the State and assist you through the bidding and procurement processes.

There are two distinctively different but integral services that we can provide for Surge Solutions, Inc.. The first is governmental consulting and lobbying. The other is business development and marketing.

Governmental Consulting

The governmental consulting and lobbying portion of this engagement will be directed at the state government level. We will introduce Surge Solutions Group, Inc. to key state legislators, arrange for presentations before key committees and facilitate meetings with appropriate state agencies including the Governor's office. Our primary focus will be (1) the development of a state term contract that can be utilized by all local and state level governmental entities for procurement of your services without additional bidding processes, (2) advocate for a continued commitment to the federal and state deadline for compliance with the December 31, 2009 timeframes and (3) position Surge Solutions Group and the Phoenix System as the experts for this type of service. We will identify available revenue streams and appropriations that fit with Surge Solutions Group, Inc. environmental technology and work with key appropriators to insure that sufficient resources are available at various levels of local and state government to sufficiently comply with the federal and state requirements. We will monitor ongoing discussions involving environmental technology projects for the state and report on these activities to you. We will provide weekly communication via email and organized conference calls on future and pending legislation. We will work to position Surge Solutions Group, Inc. as a significant environmental technology player in the state of Florida.

Business Development and Marketing

The business development and marketing part of this engagement will be aimed at state government, cities, counties, local school districts, schools, colleges and universities and other para or other quasi governmental entities that are required to comply with the federal and or state requirements for qualifying tank storage units. We will develop an action plan with specific targets. We will facilitate meetings with key decision makers and materially participate in those meetings and presentations. We will provide you appropriate background information on all target opportunities, coaching if appropriate or necessary, behind the scenes follow up with key decision makers and analysis of financial viability of project. We will promote and market Surge Solutions Group, Inc and the Phoenix System as an industry leader in the field of petroleum contamination cleanup. We will assist and support you throughout the government procurement processes.

Consulting Team

The Horne Group has a team approach to helping all our clients and you can be assured that our entire team will be available to advance the interests and objectives of Surge Solutions, Inc. However, in order to ensure that your needs are efficiently and fully addressed, Jim Horne will be the primary contact for this representation.

Jim Horne is President of The Horne Group and has an extensive background in both the public and private sectors and more than 25 years experience in public service, public relations, marketing, and the political arena. Jim Horne is a Certified Public Accountant by trade. He was elected to the Florida Senate where he quickly emerged as a leader among his peers. He became Chairman of the powerful Ways and Means Committee where his expertise proved invaluable. During his years in the Senate, Jim had the opportunity to be a part of significant education and technology issues facing Florida. After serving seven years in the Florida Senate, Governor Jeb Bush appointed Jim Commissioner of Education. He served as the leader in the state's new K-20 education system. Florida's schools improved dramatically under Horne's leadership. He served as the leader in the state's new K-20 education system for over three years retiring in September 2004. Florida's schools improved dramatically under Horne's leadership.

Georgia McKeown is the Managing Director of the Horne Group. Her experience in the private sector included marketing for one of the top rated engineering firms in the country during the sixties and seventies. She worked with local municipalities and governments to coordinate the firm's environmental, civil, design, planning, and construction management engineering projects. She also assisted with the company's expansion into the international market. She was Horne's Chief of Staff in both the Senate and at the Department of Education. During her tenure in the Florida Senate, she became totally familiar with all aspects of Florida's budget and legislative process. In her role at the Department of Education, she was directly involved in the major reorganization of education in Florida. She left the Department of Education to join a large consulting firm as Vice President where she became an integral part of their municipal government and education practice. She became Managing Director of the Horne Group in January of 2006.

We have other independent consultants who have a variety of specialties and relationships in this target market who will be utilized from time to time as part of the business development and marketing phase of this engagement. They will be compensated by the Horne Group as part of this engagement.

Compensation and Terms

Florida law prohibits us from accepting compensation for lobbying based on a percentage, commission or success fee. Accordingly, we have separated this agreement into a fixed fee for governmental consulting and lobbying and a percentage commission for business development and marketing services. In exchange for these services, The Horne Group has agreed to accept $5,000 per month for lobbying state government on your behalf. In addition, we agree to a 2% commission on all gross sales of your environmental technology solution in the state of Florida where The Horne Group materially participates in the transaction. Material participation will be defined in this agreement as providing leads, facilitating meetings with decision makers and following up on business development opportunities.

The effective date of the contract will commence on the date that the contract is signed

and end six months from the date of commencement. This contract may be terminated upon given a written 60 (sixty) day notice to The Horne Group. Costs directly attributable to the performance of this work will be billed at the end of each month and may include costs such as travel, entertainment and other directly related expenses incurred on behalf of Surge Solutions Group, Inc. No monthly costs that in the aggregate exceed $500 will be incurred without your prior approval. Payment for Governmental Consulting and Lobbying services will be invoiced at the beginning of each month and payment is due no later than the fifteenth day of each month. Expenses will be billed on the monthly invoice following the month in which they were incurred. Commissions for Business Development and Marketing services will be due 30 days after Surge Solutions Group, Inc receives payment from entity making purchase of environmental technology solution.

The Horne Group has a policy of declining representation of clients when that representation would immediately create a conflict with other clients in the state in which the representation occurs. We have no conflicts with our current clients.

In order to ensure the candor and trust in our relationship that forms the basis of effective representation, it is the policy of The Horne Group to keep confidential all information about your business interests and strategies.

I believe the above reflects our understanding. It is our goal to build long-term relationships with our clients by providing demonstrable results and making them a priority.

Thank you for your kind consideration of this contract proposal.

James W. Horne **Date**

James W Horne 6/27/08

Ryan Seddon **Date**

[signature] 6/27/08